Exhibit 10.57

SEVENTH AMENDMENT TO THE
LOAN EXTENSION AND RELEASE
AND WAIVER AGREEMENT

This Seventh Amendment to the Loan Extension and Release and Waiver Agreement (“Amendment’), entered into by and between Polar Molecular Corporation, a Delaware corporation (the “Company”) and Affiliated Investments, L.LC., a Michigan limited liability company (the “Holder”), dated as of October 13 , 2004.

RECITALS

A.            The Company issued to the Holder a promissory note (the “Note”) in the principal amount of $600,000, dated as of October 25, 2001. The principal balance was subsequently amended to S649,000, exclusive of interest, in the Fifth Amendment to the Loan Extension and Release and Waiver Agreement, dated as of December 19, 2003.

B.            The Company and the Holder have entered into a Loan Extension and Release and Waiver Agreement, as amended by the First Amendment to the Loan Extension and Release and Waiver Agreement effective as of May 31, 2002, the Second Amendment to the Loan Extension and Release and Waiver Agreement effective as of October 1, 2002, the Third Amendment to the Loan Extension and Release and Waiver Agreement affective as of January 31, 2003, the Fourth Amendment to the Loan Extension and Release and Waiver Agreement effective as of August 1, 2003, the Fifth Amendment to the Loan Extension and Release and Waiver Agreement effective as of December 19, 2003, and the Sixth Amendment to the Loan Extension and Release and Waiver Agreement effective as of August 23, 2004, pursuant to which certain terms of the Note have been amended.

C.                                The Company and the Holder desire to extend the maturity date of the Note as provided herein.

AGREEMENT

In consideration of the mutual promises contained herein, the Holder and the Company hereby agree as follows:

l.                                   Subsection (b) of Paragraph i of the Original Loan Extension is hereby amended in its entirety to read as follows:

“(b) Extension of Due Date. The final maturity date of December 26, 2001 (the “Original Due Date’) set forth in the Note is hereby extended and affirmed to be, November 30, 2004, at which time all principal and interest under the Note is due.”

2.     Paragraph 2 of the Original Loan Extension is hereby amended in its entirety to read as follows:

“2. Terms of Repayment. On or before November 30, 2004, Polar Molecular Corporation will deliver to Affiliated Investments, L.L.C. all principal and interest due under the Note, in certified funds or by wire transfer. Polar Molecular Corporation agrees that if all principal and interest under the Note is not received by Affiliated Investments, L.L.C. on or before November 30, 2004, Affiliated Investments, L.L.C. may immediately pursue all remedies it has under the Note and the Security Agreement between Polar Molecular Corporation and Affiliated Investments, L.L.C. as a result of a default, without further demand or notice. Polar Molecular Corporation waives any demand or notice requirement under the Note and Security Agreement. In the event of default and without in any way limiting Affiliated Investments, L.L.C.’s rights under the Note and Security Agreement, Polar Molecular Corporation hereby directs any trade account debtor, and in particular Amway Corporation, to pay to Affiliated Investments, L.L.C. any sums owed by such trade account to Polar Molecular Corporation, pursuant to Affiliated Investments, L.L.C.’s lien on Polar :Molecular Corporation’s Accounts under the Security Agreement, until such time as the Note is repaid. Polar Molecular Corporation also reaffirms the terms of the Assignment attached as Exhibit A assigning its interest in certain Collateral to Affiliated Investments, L.L.C. The original Assignment is duly executed effective October 15, 2004 and is now held in escrow by Lester R. Woodward and will continue to be held by Lester R. Woodward in escrow under the terms hereof If the Note is not paid in full on or before November 30, 2004, upon written notice of such default and demand from Affiliated Investments LLC, Lester R. Woodward shall promptly send the executed Assignment to Affiliated Investments, L.L.C. by over night courier. If the Note is fully repaid on or before November 30, 2004 as described above, and Affiliated Investments, L.L.C. has acknowledged full payment of the Note, Lester R. Woodward may release the Assignment to Polar Molecular Corporation. Polar Molecular Corporation further agrees that it will not ask for any further extensions of the due date of the Note. Polar Molecular Corporation acknowledges that Affiliated Investments, L.L.C. has made it clear that no further extensions will be granted and that Affiliated Investments, L.L.C. will pursue all of its rights under the Note and related documents and as to its security interest in various assets of Polar Molecular Corporation if the Note is not paid in full on or before November 30, 2004. Polar Molecular Corporation agrees that it will not object to any collection actions taken by Affiliated Investments, L.L.C. if the Note is not paid in full on or before November 30, 2004 and waives all defenses except the defense of full payment of the Note, and specifically agrees that Michigan law applies to the Note and to submit itself to the jurisdiction of any court located in the state of Michigan for purposes of the collection of the Note and the pursuit of any property in which Affiliated Investments, L.L.C. has a security interest. Polar Molecular Corporation further agrees to release and discharge Affiliated investments, L.L.C. and its officers, directors, employees, agents, and attorneys from any and all claims, actions, causes of action, injuries, losses, damages, costs, demands, penalties, fines and relating to any matters of any kind, whether presently known or unknown, which it may have against Affiliated Investments, L.L.C., or any of its officers, directors, employees, agents, and attorneys.

3.                                  No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Original Loan Extension shall remain in full force and effect.

COMPANY:	ESCROW AGENT:
POLAR MOLECULAR CORPORATION

/s/ Mark L. Nelson	/s/ Lester R. Woodward
Mark L Nelson President and	Lester R. Woodward
Chief Executive Officer	Escrow Agent

HOLDER:
AFFILIATED INVESTMENTS, L.L.C.

By:
Name:
Title: